Exhibit 99.1
For Immediate Release
ITC HOLDINGS REPORTS INCREASED FIRST QUARTER
2011 RESULTS
     Highlights
•	Net income for the first quarter of $42.0 million, or $0.81 per diluted common share

•	Capital investments of $128.9 million for the three months ended March 31, 2011

•	Reaffirmed 2011 earnings per share guidance of $3.20 to $3.30 per share and capital expenditure guidance of $560 to $640 million

	Three months ended
	March 31,
(in thousands, except per share data)	2011	2010
OPERATING REVENUES	$179,386	$161,288
NET INCOME	$42,002	$34,204
DILUTED EPS	$0.81	$0.67
NOVI, Mich., April 27, 2011 — ITC Holdings Corp. (NYSE: ITC) today announced its first quarter results for the period ended March 31, 2011. Net income for the quarter was $42.0 million, or $0.81 per diluted common share, compared to $34.2 million, or $0.67 per diluted common share for the first quarter of 2010.
For the three months ended March 31, 2011, ITC invested $128.9 million in capital projects at its operating companies, including $14.6 million, $33.7 million, $67.7 million and $12.9 million at ITCTransmission, METC, ITC Midwest and ITC Great Plains, respectively.
“We remain very pleased with our overall performance and execution,” said Joseph L. Welch, chairman, president and CEO of ITC. “During the first quarter of 2011, we made solid progress in advancing our capital investment program that is expected to deliver value to both our customers and shareholders. In addition, we remain encouraged by the continued positive momentum around the regulatory and policy reforms critical to supporting regional transmission expansion, which further underscores our confidence in our long-term capital investment plans.”
Reported net income for the first quarter of 2011 increased $7.8 million, or $0.14 per diluted common share, compared to the same period in 2010. Key drivers that contributed to year-over-year variances for the quarter include:
•	Higher net income due to higher rate base at all operating companies.

•	An increase in net income of $1.3 million due to the recognition of a regulatory asset associated with the Kansas V-Plan project.

•	These increases in net income for the quarter were partially offset by higher interest expense resulting from higher borrowing levels to finance capital expenditures.

EPS and Capital Expenditure Guidance
For 2011, ITC is reaffirming its full year earnings per share guidance of $3.20 to $3.30. Capital investment guidance for 2011 is also being maintained at $560 to $640 million, which includes $60 to $75 million, $155 to $170 million, $225 to $250 million and $120 to $145 million for ITCTransmission, METC, ITC Midwest and ITC Great Plains, respectively.
First Quarter 2011 Financial Results Detail
ITC’s operating revenues for the first quarter increased to $179.4 million from $161.3 million for the same period last year. This increase was primarily due to higher network revenues attributable to higher rate base at our regulated operating subsidiaries and higher recoverable expenses associated with operation and maintenance expenses. In addition, the increase resulted from higher regional cost sharing revenues due primarily to additional capital projects that have been identified by the Midwest ISO and the Southwest Power Pool as eligible for regional cost sharing. These increases in revenues were partially offset by lower point-to-point revenues resulting from a decrease in scheduled transmission flow over our transmission systems.
Operation and maintenance expenses of $26.3 million were $2.6 million higher during the first quarter of 2011 compared to the same period in 2010. This increase was primarily due to higher vehicle and equipment expenses, due in part to higher fuel costs, as well as higher field operations expense and additional field relay maintenance activity.
General and administrative (G&A) expenses of $16.6 million were $1.2 million lower compared to the same period in 2010. This decrease was primarily due to the recognition of a regulatory asset associated with development and pre-construction costs for the Kansas V-Plan project which reduced G&A expenses by $1.9 million. This decrease was partially offset by higher development expenses in first quarter of 2011, largely associated with the Kansas V-Plan project, prior to the recognition of the regulatory asset.
Depreciation and amortization expenses of $23.1 million increased by $1.0 million during the first quarter of 2011 compared to the same period in 2010. This increase was primarily due to a higher depreciable asset base resulting from property, plant and equipment additions.
Taxes other than income taxes of $13.6 million were $1.3 million higher for the first quarter of 2011 compared to the same period in 2010. This increase was due to 2010 capital additions at our regulated operating subsidiaries, which are included in the tax base for 2011 personal property taxes.
Interest expense of $36.3 million for the first quarter of 2011 increased $1.2 million compared to the same period in 2010 due primarily to higher borrowing levels to finance capital expenditures.
The effective income tax rate for the first quarter of 2011 was 37.1 percent compared to 36.3 percent for the same period last year.
First Quarter Conference Call
ITC will conduct a conference call to discuss the first quarter results on Thursday, April 28, 2011 at 11 a.m. Eastern time. Joseph L. Welch, chairman, president and CEO, will provide a business overview, and Cameron M. Bready, executive vice president, treasurer and CFO, will discuss the financial results. Individuals wishing to participate in the conference call can dial toll-free 877-644-1296 (domestic) or 914-495-8555 (international); there is no passcode. A listen-only live webcast of the conference call, including accompanying slides and the earnings release, will be available on the company’s investor information page at http://investor.itc-holdings.com/events.cfm. The conference call replay, available through Tuesday, May 3, 2011, can be accessed by dialing toll-free 800-642-1687 (domestic) or 706-645-9291 (international), passcode 58450121. The webcast will also be archived on the ITC website at http://investor.itc-holdings.com/events.cfm.
Other Available Information
More detail about the 2011 first quarter results may be found in ITC’s Form 10-Q filing. Once filed with the Securities and Exchange Commission, an electronic copy of our 10-Q can be found at our website, http://investor.itc-holdings.com. Written copies can also be made available by contacting us either through our website or the phone numbers below.
About ITC Holdings Corp.
ITC Holdings Corp. (NYSE: ITC) invests in the electricity transmission grid to improve electric reliability, expand access to markets, lower the overall cost of delivered energy and allow new generating resources to interconnect to its transmission systems. The largest independent electricity transmission company in the country, ITC currently operates high-voltage transmission systems and assets in Michigan’s Lower Peninsula and portions of Iowa, Minnesota, Illinois, Missouri and Kansas, serving a combined peak load in excess of 25,000 megawatts through its regulated operating subsidiaries, ITCTransmission, Michigan Electric Transmission Company (METC), ITC Midwest and ITC Great Plains. ITC also focuses on further expansion in areas where significant transmission system improvements are needed through ITC Grid Development and its subsidiaries. For more information, please visit: http://www.itc-holdings.com. (itc-ITC)
Safe Harbor Statement
This press release contains certain statements that describe our management’s beliefs concerning future business conditions, plans and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “will,” “may,” “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects” and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable. Such forward looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among others, the risks and uncertainties disclosed in our annual report on Form 10-K and our quarterly reports on Form 10-Q filed with the Securities and Exchange Commission from time to time.
Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong. Forward-looking statements speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this release and in our annual and quarterly reports will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events, or otherwise.
Investor/Analyst contact: Gretchen Holloway, 248-946-3595; gholloway@itctransco.com
Media contact: Robert Doetsch, 248-946-3493; rdoetsch@itctransco.com

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended
	March 31,
(in thousands, except per share data)	2011	2010
OPERATING REVENUES	$179,386	$161,288

OPERATING EXPENSES

Operation and maintenance	26,284	23,729
General and administrative	16,580	17,781
Depreciation and amortization	23,088	22,115
Taxes other than income taxes	13,608	12,308
Other operating income and expense — net	(149)	7

Total operating expenses	79,411	75,940

OPERATING INCOME	99,975	85,348

OTHER EXPENSES (INCOME)

Interest expense	36,277	35,029
Allowance for equity funds used during construction	(3,510)	(3,143)
Other income	(275)	(626)
Other expense	722	384

Total other expenses (income)	33,214	31,644

INCOME BEFORE INCOME TAXES	66,761	53,704

INCOME TAX PROVISION	24,759	19,500

NET INCOME	$42,002	$34,204

Basic earnings per common share	$0.83	$0.68
Diluted earnings per common share	$0.81	$0.67

Dividends declared per common share	$0.335	$0.320

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

	March 31,	December 31,
(in thousands, except share data)	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$63,381	$95,109
Accounts receivable	68,116	80,417
Inventory	40,695	42,286
Deferred income taxes	5,810	—
Regulatory assets — revenue accruals, including accrued interest	22,486	28,637
Other	6,618	5,293

Total current assets	207,106	251,742

Property, plant and equipment (net of accumulated depreciation and amortization of $1,143,068 and $1,129,669, respectively)	2,969,065	2,872,277
Other assets
Goodwill	950,163	950,163
Intangible assets (net of accumulated amortization of $12,952 and $12,176, respectively)	49,209	49,985
Regulatory assets — revenue accruals, including accrued interest	12,126	3,947
Other regulatory assets	140,059	138,152
Deferred financing fees (net of accumulated amortization of $12,493 and $11,750, respectively)	20,762	19,949
Other	22,273	21,658

Total other assets	1,194,592	1,183,854

TOTAL ASSETS	$4,370,763	$4,307,873

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$61,776	$66,953
Accrued payroll	8,337	18,606
Accrued interest	22,788	42,725
Accrued taxes	20,663	19,461
Regulatory liabilities — revenue deferrals, including accrued interest	24,052	17,658
Refundable deposits from generators for transmission network upgrades	12,698	10,492
Revolving credit agreements maturing within one year	24,400	—
Other	2,695	6,509

Total current liabilities	177,409	182,404

Accrued pension and postretirement liabilities	37,281	35,811
Deferred income taxes	340,703	314,979
Regulatory liabilities — revenue deferrals, including accrued interest	34,101	43,202
Regulatory liabilities — accrued asset removal costs	89,852	90,987
Refundable deposits from generators for transmission network upgrades	10,545	14,515
Other	12,209	11,646
Long-term debt	2,513,713	2,496,896

STOCKHOLDERS’ EQUITY
Common stock, without par value, 100,000,000 shares authorized, 50,996,817 and 50,715,805 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	898,601	886,808
Retained earnings	254,432	229,437
Accumulated other comprehensive income	1,917	1,188

Total stockholders’ equity	1,154,950	1,117,433

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,370,763	$4,307,873

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended
	March 31,
(in thousands)	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$42,002	$34,204
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	23,088	22,115
Recognition of and refund and collection of revenue accruals and deferrals — including accrued interest	(4,735)	13,577
Deferred income tax expense	16,796	17,808
Allowance for equity funds used during construction	(3,510)	(3,143)
Other	2,950	2,503
Changes in assets and liabilities, exclusive of changes shown separately:
Accounts receivable	12,612	4,775
Inventory	1,591	(1,220)
Other current assets	(1,325)	(1,932)
Accounts payable	(3,280)	(7,093)
Accrued payroll	(8,024)	(5,086)
Accrued interest	(19,937)	(15,120)
Accrued taxes	1,202	(4,971)
Other current liabilities	(3,418)	(208)
Other non-current assets and liabilities, net	1,504	1,545

Net cash provided by operating activities	57,516	57,754

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(118,491)	(71,816)
Proceeds from sale of securities	—	14,576
Purchases of securities	—	(14,587)
Other	4	(78)

Net cash used in investing activities	(118,487)	(71,905)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	—	40,000
Borrowings under revolving credit agreements	196,300	142,104
Repayments of revolving credit agreements	(155,200)	(161,041)
Issuance of common stock	8,995	574
Dividends on common stock	(17,007)	(16,034)
Refundable deposits from generators for transmission network upgrades	3,113	3,957
Repayment of refundable deposits from generators for transmission network upgrades	(4,876)	(2,866)
Other	(2,082)	(327)

Net cash provided by financing activities	29,243	6,367

NET DECREASE IN CASH AND CASH EQUIVALENTS	(31,728)	(7,784)

CASH AND CASH EQUIVALENTS — Beginning of period	95,109	74,853

CASH AND CASH EQUIVALENTS — End of period	$63,381	$67,069